Exhibit B

EXECUTION COPY

Dated 1 March 2006

BEAR CREEK INC.

and

GATES FAMILY FOUNDATION

and

MERRILL LYNCH INTERNATIONAL

PLACING AGREEMENT

Relating to a placing of up to 76,205,998

ordinary shares with a nominal value of POUNDS0.05 of,

TOMKINS PLC

This Agreement is made on 1 March 2006 between:

(1) BEAR CREEK INC., a company incorporated and registered under the laws of the state of Wyoming whose registered office is at P.O. Box 4742, 220 South King Street, Jackson, Wyoming 83001-4742 and GATES FAMILY FOUNDATION, a non-profit corporation incorporated under the laws of the state of Colorado whose registered office is at 3575 Cherry Creek North Drive, Suite 100, Denver, Colorado 80209 (each a "Seller" and together the "Sellers"); and

(2) MERRILL LYNCH INTERNATIONAL, a company incorporated and registered under the laws of England and Wales whose registered office is at Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ ("Merrill Lynch").

Whereas:

(A) Bear Creek Inc. is the beneficial owner of 10,058,921 convertible cumulative preference shares (the "Preference Shares") with a nominal value of U.S.$50.00 each in the capital of Tomkins PLC ("Tomkins") and Gates Family Foundation is the beneficial owner of 309,182 Preference Shares. Bear Creek Inc. proposes to convert 7,490,818 Preference Shares into ordinary shares with a nominal value of POUNDS0.05 each in the capital of Tomkins (the "Ordinary Shares") and Gates Family Foundation proposes to convert 309,182 Preference Shares into Ordinary Shares. Bear Creek Inc. proposes to sell up to 73,185,291 Ordinary Shares and Gates Family Foundation proposes to sell up to 3,020,707 Ordinary Shares (together, the "Sale Shares"), subject to and in accordance with the provisions of this Agreement.

(B) Each Seller has instructed Merrill Lynch to facilitate, subject to the terms and conditions stated herein, the sale of the Sale Shares to be sold by it pursuant to Clause 1.1 by way of an accelerated global tender (the "Placing").

(C) The parties have agreed to enter into this Agreement which records the arrangements agreed between them for the Placing of the Sale Shares.

It is agreed that:

1 Appointment of Merrill Lynch and Placing of the Sale Shares

1.1 Each Seller hereby:

1.1.1 appoints Merrill Lynch to use its reasonable endeavours to procure purchasers (which may include Merrill Lynch and/or any of its Affiliates (as defined below)) for the Sale Shares to be sold by it;

1.1.2 authorises Merrill Lynch and its subsidiaries, branches, associated companies and holding companies and the subsidiaries of such holding companies, branches, associated companies and subsidiaries ("Affiliates") to proceed with the necessary arrangements to effect the Placing; and

1.1.3 confirms that the foregoing appointment confers on Merrill Lynch and its Affiliates all powers, authorities and discretions on its behalf which are necessary or incidental to effect the Placing.

1.2 Merrill Lynch hereby accepts such appointment in reliance upon the representations and warranties contained in this Agreement and subject to the conditions set out herein.

1.3 The final pricing terms of the Sale Shares will be executed by Merrill Lynch and the Sellers at the time of pricing of the Placing, subject to the parties’ agreement on price at such time and in the form set out in Schedule 1 (the "Terms of Sale").

1.4 For the avoidance of doubt there is no obligation on the Sellers or Merrill Lynch to agree the pricing of the Placing or to execute the Terms of Sale. If the Terms of Sale are not executed by 15 March 2006, this Agreement shall automatically terminate and the parties to this Agreement shall be released and discharged (except any liability arising before or in relation to such termination) from their respective obligations under or pursuant to this Agreement except that:

(i) such termination shall be without prejudice to any accrued rights or obligations under this Agreement; and

(ii) the provisions of Clause 4.3.2 shall remain in full force and effect and each Seller shall remain liable in respect of any indemnification under Clause 8 in respect of the appointment of Merrill Lynch from the date of this Agreement to such termination.

2 Representations and Warranties

2.1 As at the date hereof, each Seller represents and warrants to, and agrees with Merrill Lynch as follows:

2.1.1 in the case of Bear Creek Inc., that it has been duly incorporated and is validly existing as a corporation under the laws of the state of Wyoming and in the case of Gates Family Foundation, that it has been duly incorporated and is validly existing as a non-profit corporation under the laws of the state of Colorado, in each case with full power and authority under its constitutive documents and otherwise to enter into and perform its obligations under this Agreement;

2.1.2 such Seller has full corporate power and authority, and has obtained all necessary consents, approvals, registrations, filings, qualifications or similar permissions of or with any court, stock exchange or taxation authority and/or any governmental, regulatory or other agency or body required (if any) in connection with the performance of its obligations under this Agreement and the sale of the Sale Shares to be sold by such Seller in accordance with the terms of this Agreement free of pre-emptive and other rights of any other person and without any further sanction, and all such consents are in full force and effect and no event has occurred or is expected to occur which allows, or after notice or lapse of time would allow, revocation or termination thereof, and this Agreement has been duly authorised and constitutes legally binding obligations of such Seller enforceable against it in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganisation, insolvency, moratorium or other laws affecting creditors’ rights generally and to the general principles of equity;

2.1.3 other than the Placing contemplated by this Agreement, such Seller is not aware of any non-public fact or circumstance that, if made public, would or would be likely to have a material effect on the market price of the Ordinary Shares, the Sale Shares or Tomkins or Tomkins and its subsidiaries;

2.1.4 the effecting, or procuring the effecting, by such Seller of the sale of the Sale Shares to be sold by such Seller pursuant to this Agreement will not constitute (i) ‘market abuse’ (as defined in section 118 of the Financial Services and Markets Act 2000 (the "FSMA")) by such Seller, its subsidiaries, branches, associated companies and holding companies and the subsidiaries of such holding companies, branches, associated companies and subsidiaries ("Seller’s Affiliates"), Marshall Wallach or any person acting on behalf of such Seller or for whom such Seller is acting or (ii) ‘insider dealing’ (as defined in section 52 of the Criminal Justice Act 1993) by Marshall Wallach or any person acting on behalf of such Seller or for whom such Seller is acting;

2.1.5 upon issue of the Ordinary Shares to such Seller following conversion of the Preference Shares, such Seller will have good, valid and beneficial title to the Sale Shares to be sold by such Seller and power to sell such Sale Shares with full title guarantee, free and clear of any pledge, lien, mortgage, encumbrance, security interest, claim or equity whatsoever (each, an "Encumbrance") and purchasers procured by Merrill Lynch in accordance with this Agreement (which may include Merrill Lynch and/or any of its Affiliates) will, on the Closing Date (as specified in the Terms of Sale), against payment, acquire good, valid and beneficial title to such Sale Shares, free and clear of any Encumbrances;

2.1.6 the Sale Shares to be sold by it will, on issue, be fully paid, freely transferable (subject to applicable securities laws) and will rank pari passu with the outstanding issued Ordinary Shares;

2.1.7 the execution, delivery and performance of this Agreement in accordance with its terms and compliance by such Seller with its obligations under this Agreement do not and will not, with the giving of notice or passage of time, constitute a breach of, or default under, or result in the creation or imposition of any Encumbrance upon, the Sale Shares to be sold by it, nor will such action conflict with or constitute a breach of the provisions of the constitutive documents of such Seller or of any indenture, trust deed, mortgage or other agreement or instrument to which such Seller is a party or by which any of its assets is bound, or any applicable law, statute, rule, regulation, judgement, order, authorisation, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Seller or any of its assets, properties or operations which could result in any purchaser procured by Merrill Lynch not acquiring valid unencumbered title to any Sale Shares to be sold by such Seller;

2.1.8 to the best of such Seller’s knowledge, there are no legal or governmental proceedings pending or threatened against Tomkins that may prevent the sale of the Sale Shares to be sold by such Seller as contemplated in this Agreement or permit the unwinding of such sale and the clawback of such Sale Shares;

2.1.9 there are no legal or governmental proceedings pending or, to the best of such Seller’s knowledge, threatened against it that may prevent the sale of the Sale Shares to be sold by such Seller as contemplated in this Agreement or permit the unwinding of such sale and the clawback of such Sale Shares;

2.1.10 such Seller reasonably believes that Tomkins is a "foreign issuer" (as defined in Regulation S ("Regulation S") under the U.S. Securities Act of 1933, as amended (the "Securities Act"));

2.1.11 such Seller reasonably believes that there is "no substantial US market interest" (as defined in Regulation S) in the Ordinary Shares or securities of Tomkins of the same class as the Ordinary Shares;

2.1.12 neither such Seller, nor any of its affiliates (as defined in Regulation D under the Securities Act ("Regulation D")), nor any person acting on its or their behalf, (i) has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has taken or will take any other action negotiated in respect of, any security, under circumstances that would require the registration of the Sale Shares to be sold by such Seller under the Securities Act; or (ii) has engaged or will engage in any form of "general solicitation" or "general advertising" (as defined in Regulation D) in connection with the offer and sale of the Sale Shares in the United States;

2.1.13 Tomkins is not an "investment company" under, and as such term is defined in the U.S. Investment Company Act of 1940, as amended;

2.1.14 neither such Seller, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf has engaged or will engage in any "directed selling efforts" (as defined in Regulation S) with respect to the Sale Shares to be sold by such Seller;

2.1.15 neither such Seller, nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or will cause or will result in, the stabilisation or manipulation of the price of any security of Tomkins, and by entering into this Agreement, such Seller is not seeking to create, or expecting there to be created, a false or misleading market in, the price of the Sale Shares or the Ordinary Shares or any other security of Tomkins;

2.1.16 neither such Seller nor any of its affiliates (as defined in Rule 405 under the Securities Act) have distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the Placing of the Sale Shares, neither such Seller nor any of its affiliates (as defined in Rule 405 under the Securities Act) shall distribute, any offering material in connection with the Sale Shares;

2.1.17 assuming compliance by Merrill Lynch, its Affiliates and any person acting on its or their behalf with the representations and warranties and undertakings under Clause 6.1.5 of this Agreement, it is not necessary in connection with the sale and delivery of the Sale Shares to be sold by it in the manner contemplated by this Agreement to register such Sale Shares under the Securities Act; and

2.1.18 no stamp duty, securities transfer, registration, documentary, SDRT or other taxes or duties are payable in connection with the Placing of the Sale Shares to be sold by it by such Seller to purchasers of those Sale Shares procured by Merrill Lynch in accordance with the terms of this Agreement, other than UK stamp duty or stamp duty reserve tax at the rate of 0.5 per cent. of the Offer Price (as specified in the Terms of Sale), which shall be payable by the relevant purchasers.

2.2 The representations and warranties in Clause 2.1 shall be deemed to be repeated on the date of execution of the Terms of Sale and as of the Closing Date.

2.3 The representations and warranties in Clauses 2.1.4, 2.1.12, 2.1.14, 2.1.15 and 2.1.16 are not made with respect to Merrill Lynch or any of its Affiliates or any person acting on its or their behalf.

2.4 The representations by the Sellers in Clauses 2.1.12, 2.1.14, 2.1.15 and 2.1.16 as to its "affiliates" shall be made to the best of each Seller’s knowledge insofar as the representations relate to Tomkins.

3 Further Undertakings of the Seller

Each Seller agrees with Merrill Lynch that:

3.1 it will notify Merrill Lynch immediately upon becoming aware of any event or development making untrue or any change affecting any of its representations, warranties, agreements or indemnities herein at any time on or prior to payment being made in respect of the Sale Shares to be sold by such Seller on the Closing Date as if repeated at any time on or prior thereto;

3.2 it will as soon as practicable after the Closing Date and in any event within any prescribed period of time give such notices to, or make such filings with any agencies or bodies, as shall be required under any applicable law or regulation in connection with the sale of the Sale Shares to be sold by such Seller in the manner contemplated hereunder;

3.3 all payments to be made by such Seller to Merrill Lynch (for the purposes of this Clause 3.3, a "payee") hereunder shall be made without withholding or deduction for or on account of any tax, duties or governmental charges whatsoever unless such Seller is compelled by law to deduct or withhold such taxes, duties or charges. In that event, such Seller shall pay such additional amounts as may be necessary in order that the net amounts received by the payee after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made; and

3.4 neither such Seller, nor any person controlled by it, nor any person acting on its or their behalf, will, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of any Preference Shares or Ordinary Shares or securities of the same class as the Preference Shares or Ordinary Shares or any securities convertible into or exchangeable for securities of the same class as the Preference Shares or Ordinary Shares or other instruments representing interests in securities of the same class as the Preference Shares or Ordinary Shares or enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Preference Shares or Ordinary Shares, whether any such swap or transaction is to be settled by delivery of Preference Shares or Ordinary Shares or other securities, in cash or otherwise, in each case without the prior written consent of Merrill Lynch (not to be unreasonably withheld) for a period beginning on the date of this Agreement and ending on the date which is 135 days after the Closing Date (provided that nothing in this Clause 3.4 shall prevent or restrict the exercise of conversion rights in respect of any Preference Shares).

4 Purchase, Fees and Commissions

4.1 Merrill Lynch agrees with such Seller, on the terms and subject to the conditions contained in this Agreement, as agent for such Seller, to use all reasonable endeavours to procure purchasers (which may include Merrill Lynch and/or its Affiliates) for the Sale Shares to be sold by such Seller at the Offer Price (as specified in the Terms of Sale).

4.2 Merrill Lynch shall in effecting the Placing have absolute discretion, subject to the terms and conditions of this Agreement, to determine the identity of the persons (which may include Merrill Lynch and/or its Affiliates) to whom any of the Sale Shares are to be sold (the "Placees").

4.3 In consideration for the services provided by Merrill Lynch in connection with the Placing, each Seller agrees to pay to Merrill Lynch on the Closing Date:

4.3.1 a commission of 0.39 per cent of the aggregate Offer Price in respect of the Sale Shares to be sold by such Seller; and

4.3.2 all fees and expenses paid by Merrill Lynch to any relevant exchange or regulatory body or clearing system, including CREST (as defined in Clause 7), in connection with the Placing and with all other properly incurred costs and expenses which Merrill Lynch pays on behalf of such Seller in connection with the Placing, provided the same shall not in the aggregate exceed POUNDS10,000 (inclusive of VAT, where applicable) without the prior written approval of the Sellers.

4.4 Payment of the amounts referred to in Clause 4.3.2 shall be made whether or not Merrill Lynch’s obligations under this Agreement become unconditional or are terminated pursuant to Clause 9.

4.5 Merrill Lynch shall be entitled to deduct and withhold the amounts provided for in Clause 4.3 from the gross proceeds payable in respect of the Sale Shares. Such deduction shall satisfy the obligation of the relevant Seller to pay the amounts therein provided. If the Placing is not completed, each Seller shall pay the amounts with respect to such Seller referred to in Clause 4.3.2 within five days on which commercial agents and foreign exchange markets are open for business in London of being notified in writing by Merrill Lynch of the relevant amounts.

4.6 Save as otherwise provided in this Agreement, whether or not the Placing is completed, all fees, costs and expenses incurred by or on behalf of either Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by the relevant Seller.

4.7 Save as otherwise provided in this Agreement, whether or not the Placing is completed, all fees, costs and expenses incurred by or on behalf of Merrill Lynch in connection with this Agreement and the transactions contemplated hereby shall be paid by Merrill Lynch.

5 Conditions

5.1 The obligations of Merrill Lynch (and in the case of Clause 5.1.4, both parties) under this Agreement shall be subject to the following conditions:

5.1.1 the representations, warranties and agreements of each Seller contained herein being true, accurate and complete in all material respects as of the Closing Date and each Seller having complied in all material respects with all of the agreements and undertakings and satisfied or performed in all material respects all of the conditions and obligations on its part to be performed or satisfied under this Agreement on or before the Closing Date;

5.1.2 Merrill Lynch receiving at the Closing Date opinions, dated as of the Closing Date, from (i) Hawk & Associates, L.C., Wyoming counsel to Bear Creek Inc. and (ii) Holme Roberts & Owen LLP, Colorado counsel to Gates Family Foundation, in each case a form and substance satisfactory to Merrill Lynch;

5.1.3 Merrill Lynch receiving at the Closing Date opinions, dated as of the Closing Date, from Herbert Smith, English and U.S. counsel to the Sellers, in a form and substance satisfactory to Merrill Lynch;

5.1.4 the Sale Shares having been duly issued by Tomkins upon conversion of the relevant Preference Shares;

5.1.5 confirmation from the UK Listing Authority (as defined below) that the Sale Shares have been admitted to the official list of the Financial Services Authority in its capacity as competent authority under the FSMA (the "UK Listing Authority") and the London Stock Exchange plc (the "London Stock Exchange") having agreed to admit the Sale Shares for trading on the main market of the London Stock Exchange; and

5.1.6 except to the extent required by applicable law or regulation, this Agreement and the transactions contemplated by it not having been disclosed to any third party or otherwise publicly referred to by either Seller prior to the Closing Date without the prior written consent of Merrill Lynch provided that nothing in this Clause 5.1.6 shall prevent either Seller from disclosing this Agreement and the transactions contemplated by it to (i) Tomkins (ii) other holders of Preference Shares at the date of this Agreement (iii) any trusts which hold Preference Shares and the beneficiaries thereof (iv) the Seller’s Affiliates (v) any client or trust of a Seller to which such Seller provides administrative services in connection with the Preference Shares and (vi) any professional adviser to any of the above.

5.2 Each Seller shall use all reasonable endeavours to procure the satisfaction of the conditions set out in Clause 5.1 by the dates and/or times specified therein.

6 Selling Restrictions and Representations and Warranties of Merrill Lynch

6.1 Merrill Lynch represents and warrants to, and agrees with each Seller as follows:

6.1.1 it has full power under applicable law to enter into this Agreement and all consents, approvals and authorisations required for the execution by Merrill Lynch of this Agreement and the performance of Merrill Lynch of the terms of this Agreement have been obtained and are unconditional and in full force and effect and this Agreement has been duly authorised, executed and delivered and will constitute legal, valid, binding and enforceable obligations of Merrill Lynch, and the execution and delivery of this Agreement by Merrill Lynch and the performance by Merrill Lynch of its obligations hereunder will not violate or conflict with any of the provisions of any statute, rule or regulation under the laws of England or any order of any governmental agency or body or any court of England;

6.1.2 it, its Affiliates and any person acting on its or their behalf have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received in connection with the issue or sale of any Sale Shares in circumstances in which section 21(1) of the FSMA does not apply to Tomkins;

6.1.3 it, its Affiliates and any person acting on its or their behalf have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it or them in relation to the Sale Shares in, from or otherwise involving the United Kingdom;

6.1.4 in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), Merrill Lynch represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not to the best of its knowledge, after reasonable enquiry, made and will not make an offer of Sale Shares to the public in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of any Sale Shares to the public in that Relevant Member State at any time:

(i) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

(iii) in any other circumstances which do not require the publication by Tomkins of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of Sale Shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquired any Sale Shares or to whom any offer is made under the Placing will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Sale Shares to the public" in relation to any Sale Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Sale Shares to be offered so as to enable an investor to decide to purchase the Sale Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

In the case of any Sale Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the Sale Shares acquired by it in the Placing have not been acquired on a non-discretionary basis in the United Kingdom or in such other Relevant Member States where equivalent legislation has been adopted on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any Sale Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of Merrill Lynch has been obtained for each such proposed offer or resale. Merrill Lynch and its affiliates and others will rely (and the Seller acknowledges that Merrill Lynch and its affiliates and others will rely) upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified Merrill Lynch of such fact in writing may, with the consent of Merrill Lynch, be permitted to subscribe for or purchase Sale Shares in the Placing.

Merrill Lynch may rely on the truth and accuracy of the foregoing representations, acknowledgements and agreements and will not be responsible for any loss occasioned by such reliance.

All references in this Agreement to a Directive include any relevant implementing measure of each Member State of the European Economic Area which has implemented such Directive and all references to the "Prospectus Directive" shall include Commission Regulation (EC) No. 809/2004 implementing the Prospectus Directive.

6.1.5 the Sale Shares have not been and will not be registered under the Securities Act and it, its Affiliates and any person acting on its or their behalf have not solicited offers for or offered or sold, and will not solicit offers for or offer or sell, any Sale Shares within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Merrill Lynch represents and warrants that it, its Affiliates and any other person acting on its or their behalf have not solicited offers for or offered or sold, and agrees that it, its Affiliates and any other person acting on its or their behalf will not solicit offers for or offer or sell, any Sale Shares except (a) in accordance with Rule 903 of Regulation S or (b) to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act to whom Merrill Lynch or its Affiliates has sent a US investor letter substantially in the form set out in Schedule 2. Accordingly, neither it, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any "directed selling efforts" with respect to the Sale Shares. Furthermore, Merrill Lynch represents and agrees that neither it nor any of its Affiliates, nor any person acting on its or their behalf has engaged in or will engage in any form of "general solicitation" or "general advertising" (within the meaning of Regulation D) in connection with any offer and sale of the Sale Shares in the United States. Terms used in this paragraph have the meaning given to them by Regulation S (unless otherwise indicated).

6.1.6 Merrill Lynch, its Affiliates and any other persons acting on its or their behalf will offer or sell the Sale Shares in accordance in all material respects, to the best of its or their knowledge and belief, with all applicable laws and regulations as are customarily complied with by an international bank soliciting investors or undertaking an offering, in each jurisdiction in which the Sale Shares are offered or sold.

6.2 The representations, warranties and agreements in Clause 6.1 shall be deemed to be repeated on the date of execution of the Terms of Sale and as of the Closing Date.

7 Closing

7.1 The Closing Date shall be the date set out in the executed version of the Terms of Sale to be signed by the Sellers and Merrill Lynch in accordance with the terms of this Agreement.

7.2 On or before 11.00 a.m. (London time) on the day prior to the Closing Date (or such other time and date as the parties may agree in writing) (the "Closing Time"), each Seller shall deliver or procure delivery of its Sale Shares in book entry form to Merrill Lynch CREST (which is the system of paperless settlement of trades and the holding of uncertificated securities administered by CRESTCo Limited, a company incorporated under the laws of England and Wales ("CREST")) participant account 686 (or if the Sale Shares are in materialised form, each Seller shall deliver a duly and properly executed CREST, transfer form to Merrill Lynch for the attention of Keren Hampson/Natalee James for it to be delivered into Merrill Lynch CREST participant account 686) or otherwise in the manner agreed by the parties against payment in full by Merrill Lynch for the Sale Shares in accordance with the terms of this Agreement to the account designated by such Seller. For the avoidance of doubt, the payment by Merrill Lynch shall be made in full regardless of whether any of the Placees default on settlement with Merrill Lynch.

8 Indemnification

8.1 Each Seller agrees to indemnify and hold harmless Merrill Lynch and its subsidiaries, Affiliates (as defined in Rule 405 under the Securities Act), undertakings, branches, any person (if any) who controls Merrill Lynch for the purposes of Section 15 of the Securities Act and holding companies, and the subsidiaries, undertakings and branches of any of such holding companies and their respective directors, officers, employees and agents (each, a "Relevant Entity") (each Relevant Entity being an "Indemnified Party") on an after-tax basis, subject to applicable law, from and against:

8.1.1 any and all losses, claims, damages, liabilities, costs and expenses (including tax thereon), joint or several as incurred, which any Indemnified Party may suffer or incur ("Losses"); and

8.1.2 all liabilities ("Liabilities") in respect of any claim or action which is brought or threatened to be brought against an Indemnified Party (whether or not such claim or action is in fact brought or is successful, compromised or settled) including (without prejudice to the generality of the foregoing) all costs, charges and expenses (including, without limitation, legal expenses) as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defence of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, and whether or not such claim, action or proceeding is initiated or brought by or on behalf of such Seller, as the case may be, in each case arising by reason of, or in connection with:

(i) any breach or allegation of any breach of the warranties, agreements, representations or undertakings given or made by such Seller in this Agreement; or

(ii) the performance by Merrill Lynch, or by an Indemnified Party or agent on behalf of Merrill Lynch, of its obligations hereunder in accordance with the terms hereof.

8.2 The indemnity given in this Clause 8 shall not apply to the extent that such losses, claims, damages or liabilities are finally judicially determined to have resulted from the breach of the terms of this Agreement by Merrill Lynch or an Indemnified Party or from Merrill Lynch’s or an Indemnified Party’s negligence, fraud, wilful default or wilful misconduct.

8.3 If any action, claim or demand shall be brought or alleged against any Indemnified Party in respect of which indemnity is to be sought from a Seller under this Clause 8, the Indemnified Party shall promptly notify such Seller. Such Seller shall reimburse to the Indemnified Party on demand the fees and expenses of the Indemnified Party's legal advisers properly incurred by the Indemnified Party in connection with the defence thereof.

9 Termination

9.1 Notwithstanding anything contained in this Agreement, Merrill Lynch may, by notice to the Sellers given at any time on or prior to the Closing Date, terminate this Agreement if:

9.1.1 there shall have come to the notice of Merrill Lynch any material breach, or any event that, in the judgement of Merrill Lynch renders untrue or incorrect in any material respect, of any of the warranties and representations contained in this Agreement or any failure in any material respect to perform any of the undertakings or agreements in this Agreement;

9.1.2 any of the conditions in Clause 5 have not been satisfied by either Seller or (to the extent waivable) waived by Merrill Lynch;

9.1.3 there shall have occurred or been made public any material adverse change in the condition, results of operations or prospects of Tomkins on or after the date of this Agreement;

9.1.4 there has occurred (a) any material adverse change in the financial markets in the United States, the United Kingdom, member states of the European Union or in the international financial markets, (b) any outbreak or escalation of hostilities, act of terrorism or other calamity or crisis or (c) any change or development involving a prospective change in national or international political, financial or economic conditions, or currency exchange rates, in each case the effect of which is such as to make it, in the judgement (acting in good faith) of Merrill Lynch, impracticable or inadvisable to market the Sale Shares or to enforce contracts for the sale of the Sale Shares;

9.1.5 trading in any securities of Tomkins has been suspended or materially limited by the relevant regulator or the London Stock Exchange, or if trading generally on the London Stock Exchange has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required by the London Stock Exchange, or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United Kingdom or Europe; or

9.1.6 if a banking moratorium has been declared by either the United States or the United Kingdom authorities.

9.2 Upon such notice being given, the parties to this Agreement shall be released and discharged (except for any liability arising before or in relation to such termination) from their respective obligations under or pursuant to this Agreement except that:

9.2.1 such termination shall be without prejudice to any accrued rights or obligations under this Agreement; and

9.2.2 the provisions of Clauses 2, 4.3.2, 8 and 10 to 13 shall remain in full force and effect.

10 Notices

Any notice to be given under this Agreement shall be in writing and shall be delivered to or sent by registered, special delivery or recorded post or by facsimile transmission for the attention of the persons set out below to the respective addresses or registered offices of the relevant person or, in the case of facsimile transmission, to the respective numbers, set out below.

If to Merrill Lynch:

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Tel no: 020 7995 3700

Fax no: 020 7995 2516/4778

Attention: Equity Capital Markets

If to the Sellers:

To: Bear Creek Inc.

P.O. Box 4742

220 South King Street

Jackson, WY 83001

Attention: Robin McGee, President

With a copy to:

Hawks & Associates, L.C.

199 East Pearl Avenue, Suite 102

Post Office Box 4430

Jackson, Wyoming 83001

Tel no: +1 307-733-9437

Fax no: +1 307-734-2717

Attention: Christopher Hawks, P.C.

To: Gates Family Foundation

3575 Cherry Creek North Drive Suite 100

Denver, Colorado 80209

Tel no: +1 303-722-1881

Fax no: +1 303-316-3038

Attention: Christina Turissini, Comptroller

11 Miscellaneous

11.1 No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby.

11.2 Each Seller undertakes to execute all such documents and do all such acts and things as Merrill Lynch may reasonably require in order to give effect to the terms of this Agreement.

11.3 Notwithstanding completion of the transactions contemplated by this Agreement, the provisions of Clauses 2, 4.3.2, 8 and 10 to 13 shall continue in full force and effect.

11.4 This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which is an original, but all of which constitute one and the same instrument.

11.5 Each Indemnified Party will have the right under the Contracts (Rights of Third Parties) Act 1999 (which will apply to Clause 8 of this Agreement) to enforce its rights against the Seller under this Agreement, provided that Merrill Lynch will have sole conduct of any action on behalf of each Relevant Entity. Merrill Lynch will not have any responsibility to any Indemnified Party under or as a result of this Agreement. Notwithstanding the aforesaid, this Agreement may be rescinded or varied in any way and at any time by the Seller without the consent of any other Indemnified Party.

11.6 Save as aforesaid, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 in respect of any term of this Agreement.

11.7 This Agreement together with the Terms of Sale (if executed) contains the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract, and each party hereto acknowledges that (i) any previous agreement (whether oral or written) shall be deemed to be superseded hereby, and (ii) it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement and the Terms of Sale (if executed) shall be for breach of the terms of this Agreement, or otherwise as specified in this Agreement and the Terms of Sale (if executed) to the exclusion of all other rights and remedies (including those in tort or arising under statute).

11.8 This Agreement is not intended to constitute, and should not be construed as, an agreement or commitment between the parties hereto relative to purchasing or procuring the purchase of any Sale Shares referred to above.

11.9 The rights and obligations of each Seller hereunder are several and not joint or joint and several.

12 Interpretation

12.1 The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

12.2 References to a statutory provision include any subordinate legislation made from time to time under that provision.

12.3 References to a statutory provision include that provision as from time to time modified or re-enacted so far as such modification or re-enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement.

12.4 In this Agreement the expressions "company", "holding company", "subsidiary undertaking" and "subsidiary" shall have the meanings given thereto in the Companies Act 1985 (as amended).

12.5 References to this Agreement include the Schedule and references in this Agreement to Clauses, sub-clauses and the Schedule are to Clauses and sub-clauses of, and the Schedule to, this Agreement.

12.6 Headings shall be ignored in construing this Agreement.

13 Governing Law

13.1 This Agreement shall be governed by, and construed in accordance with, English law. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales with respect to any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising out of or in connection with this Agreement ("Proceedings").

13.2 Nothing in this Clause 13 shall limit the right of the parties to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the parties from taking Proceedings in any other jurisdiction, whether concurrently or not.

13.3 Each Seller hereby irrevocably appoints Capita Trust Company Limited (facsimile: +44 207 600 6515) as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, each Seller shall forthwith appoint a new agent for service of process in England acceptable to Merrill Lynch and shall deliver to Merrill Lynch a copy of the new agent’s acceptance of that appointment within 30 days. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date mentioned at the beginning.

BEAR CREEK INC.

By: /s/ Charles G. Cannon

Title: Chairman

GATES FAMILY FOUNDATION

By: /s/ Christina H. Turissini

Title: Comptroller and Assistant Secretary

MERRILL LYNCH INTERNATIONAL

By: /s/ Souren G. Ouzounian

Title: Managing Director

SCHEDULE 1

TERMS OF SALE

Further to the Agreement dated 1 March 2006 between the Sellers and Merrill Lynch (the "Placing Agreement"), the following final terms of placing are hereby agreed:

Number of Sale Shares: Offer Price:	76,205,998 POUNDS3.18 per Sale Share
Commission:	As referred to in Clause 4.3.1 of the Placing Agreement
Taxes: Expenses:

UK stamp duty/SDRT to be paid by the Placees

The Sellers agree to pay to Merrill Lynch on the Closing Date all fees and expenses paid by Merrill Lynch to any relevant exchange or regulatory body or clearing system, including CREST, in connection with the Placing and with all other properly incurred costs and expenses which Merrill Lynch pays on behalf of the Sellers in connection with the Placing, provided the same shall not exceed in the aggregate POUNDS10,000 (inclusive of VAT, where applicable) without the prior written approval of the Sellers

Closing Date:	10 March 2006

Terms defined in the Placing Agreement shall have the same meanings herein.

Each Seller and Merrill Lynch confirm the provisions of the Placing Agreement and acknowledge and agree that this Terms of Sale forms part of, and shall be read in conjunction with, the Placing Agreement.

This Terms of Sale has been entered into on 2 March 2006.

BEAR CREEK INC.

By: /s/ Charles G. Cannon

Title: Chairman

GATES FAMILY FOUNDATION

By: /s/ Christina H. Turissini

Title: Comptroller and Assistant Secretary

MERRILL LYNCH INTERNATIONAL

By: /s/ Souren G. Ouzounian

Title: Managing Director

SCHEDULE 2

FORM OF US INVESTOR LETTER

MERRILL LYNCH INTERNATIONAL

Merrill Lynch Financial Center

2 King Edward Street

London

EC1A 1HQ

United Kingdom

Investor Representation Letter – Tomkins PLC

In connection with our purchase of ordinary shares (the "Shares") of Tomkins PLC (the "Company"), we represent, warrant, agree and confirm that:

1 We are an institution which (a) has such knowledge and experience in financial and business matters and in buying equity securities that we are capable of evaluating the merits and risks of our investment in the Shares and (b) we and any accounts (being accounts of QIBs (as defined below) as to which we have full investment discretion) for which we are acting are each able to bear the economic risk of such investment, and are able to sustain a complete loss of our investment in the Shares.

2 We understand and acknowledge that no offering document has been or will be prepared in connection with the placing of the Shares.

3 We acknowledge that (a) the Shares are of the same class as securities admitted to listing on the London Stock Exchange and (in the form of American Depositary Receipts) on the New York Stock Exchange (the "Exchanges") and that the Company is therefore required to publish certain business and financial information in accordance with the rules and practices of the Exchanges and the laws of England and Wales (the "Exchange Information"), and that we are able to obtain or access such information without undue difficulty; (b) we have had access to such information regarding the Company and the Shares and have made such investigation with respect thereto as we deem necessary to make our investment decision, and we have made our own assessment and have satisfied ourselves concerning the relevant tax, legal, currency and other economic considerations relevant to our investment in the Shares; (c) we have had the opportunity to ask questions concerning the terms and conditions of the offer of the Shares; (d) we have neither received nor relied, nor will we receive or rely, on any information, representation, warranty (in each case either express or implied) or statement made by or on behalf of the Company except for the Exchange Information; and (e) we have not relied and may not rely on Merrill Lynch International ("Merrill Lynch"), any of its affiliates or any person acting on its behalf in connection with our analysis or decision to purchase Shares, or on any investigation that Merrill Lynch or any of its affiliates or any person acting on its behalf may have conducted with respect to the Shares or the Company, and none of such persons has made any representation or recommendation, express or implied, with respect to the Company or the Shares or the accuracy or completeness and none of such persons accepts any responsibility for any publicly available information, including (without limitation) the Exchange Information or any additional information that has otherwise been made available to you, whether at the date of publication, the date of this notice or otherwise. We acknowledge and agree that we will not hold or seek to hold Merrill Lynch or any of its affiliates or any person acting on their behalf responsible for any misstatements in or omissions from any publicly available information concerning the Company, including (without limitation) the Exchange Information.

4 We are empowered, authorized and qualified to purchase the Shares and the person signing this letter on our behalf has been duly authorized by us to do so.

5 We are a "qualified institutional buyer" ("QIB") within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended (the "Securities Act"). Further, if we are acquiring the Shares as a fiduciary or agent for one or more investor accounts, each such account is a QIB, we have investment discretion with respect to each such account and we have full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each such account, including without limitation purchasing the Shares;

6 We are acquiring such Shares for our own account (or the account of a QIB as to which we have full investment discretion) for investment purposes and (subject to the disposition of our property being at all times within our control) not with a view to any distribution of the Shares.

7 We understand that any Shares offered to or purchased by us in the United States are "restricted securities" as defined in Rule 144(a)(3) under the Securities Act, and agree that so long as the Shares are restricted securities, we will segregate such Shares from any other shares that we hold that are not restricted securities, will not deposit the Shares in an unrestricted American Depositary Receipt facility and will only transfer such Shares in accordance with paragraph 8 below.

8 We understand that there will be no public offering of the Shares in the United States and the Shares have not been and will not be registered under the Securities Act. We understand that we cannot rely on Rule 144A under the Securities Act to reoffer, resell, pledge or otherwise transfer the Shares and we agree that so long as the Shares are "restricted securities," the Shares may not be reoffered, resold, pledged or otherwise transferred except (1) to the Company, (2) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act or (3) inside the United States pursuant to an effective registration statement under the Securities Act and in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States.

[Signature page follows.]

We understand that the foregoing representations, warranties, agreements and acknowledgements are required in connection with the United States and other securities laws and that Merrill Lynch and its affiliates are entitled to rely upon this letter and upon the accuracy of the representations, warranties, agreements and acknowledgements contained herein, and you are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Yours truly,

[Name of Purchaser]

By: ____________________

Name:

Title:

Date:___________________